EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

December 31, 2014

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:

	Organized Under the Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
Archer Daniels Midland Europe BV (B)	Netherlands	100
ADM International Sarl (C)	Switzerland	100
ADM Canadian Holdings BV (D)	Netherlands	100
ADM Agri-Industries Company (E)	Canada	100

(A) ADM Worldwide Holdings LP owns Archer Daniels Midland Europe BV and forty-eight subsidiaries. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

(B) Archer Daniels Midland Europe BV owns ADM International Sarl, ADM Canadian Holdings BV, and one hundred and one subsidiaries. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

(C) ADM International Sarl owns twenty-five subsidiaries. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

(D) ADM Canadian Holdings BV owns ADM Agri-Industries Company.

(E) ADM Agri-Industries Company owns sixteen subsidiaries. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

There are also sixty-one domestic subsidiaries and fifty-four international subsidiaries whose names have been omitted. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.